EXHIBIT 10.31

EMPLOYMENT AGREEMENT

AGREEMENT, dated as of April 23, 2004, by and between eSpeed, Inc., a Delaware corporation, with offices at 135 E. 57th Street, New York, New York 10022, together with its successors and assigns (collectively, "eSpeed"), and Kevin Foley, residing at 55 East 86th Street, Apt. 15C, New York, New York, 10028 ("Employee").

eSpeed and Employee desire to enter into an employment agreement ("Agreement"), on the terms and conditions set forth below, to provide for the employment of Employee for the term herein specified. In consideration of the mutual agreements set forth below, eSpeed and Employee therefore agree:

Section 1.    Employment and Term.

eSpeed hereby agrees with Employee, and Employee hereby agrees to serve, on the terms and conditions set forth in this Agreement, as the President of eSpeed with the duties set forth in Section 2, for a term beginning on May 3, 2004 (the "Start Date") and ending December 31, 2006 (the "Term of Employment"), unless earlier terminated as specified in Section 4 below. Nothing contained in this paragraph shall limit eSpeed's right to terminate Employee under Section 4.

Section 2.    Duties.

Employee agrees that during the Term of Employment, Employee will perform such duties and assignments relating to the business of eSpeed and any entity whether now existing or hereafter arising that directly or indirectly, through one or more intermediaries, controls or is controlled by or under common control with eSpeed (each such entity, an "Affiliate"), consistent with the title of President, as the CEO of eSpeed shall direct. During the Term of Employment, Employee shall, except during customary vacation periods and periods of illness, devote all of Employee's business time, attention and energies to the performance of Employee's duties and to the business and affairs of eSpeed and to promoting the best interests of eSpeed, and Employee shall not, either during or outside of such normal business hours, directly or indirectly, engage in any activity inimical to such best interests. eSpeed retains the right to provide Employee with alternative work commensurate with the work Employee may be asked to normally perform under this Agreement.

Section 3.    Compensation During the Term of Employment.

eSpeed shall pay to Employee compensation as follows:

(a)    Employee shall receive an annual base salary of $900,000 per annum, payable semi-monthly in accordance with eSpeed's then current payroll practices.

(b)    Employee shall be entitled to a bonus of at least $600,000 for 2004 if the pre tax operating earnings per share of eSpeed (in each case as customarily reported by eSpeed) for the April 1-December 31 period in 2004 is at least 10% higher than the pre tax operating earnings per share for the same period in 2003. Employee shall have the opportunity to earn an annual bonus for the 2004 fiscal year (less any amounts payable pursuant to the preceding sentence) of up to 100% of Employee's annual base salary, if the pre tax operating earnings per share of eSpeed (in each case as customarily reported by eSpeed) for the April 1-December 31 period in 2004 is at least 30% higher than the pre tax operating earnings per share for the same period in 2003, which amount shall be proportionately reduced in the event of an earnings increase of less than 30%, subject to the preceding sentence. This bonus is payable as soon as practicable following the end of the fiscal year in accordance with eSpeed's then current payroll practices, provided Employee has not given notice of resignation or been terminated for Cause (as defined herein) on or before such payment date, as the case may be. Except as provided in this Agreement, the bonus opportunities pursuant to this paragraph (b) will be pursuant to the terms of the eSpeed, Inc. 2003 Incentive Bonus Compensation Plan.

Employee shall be entitled to a bonus of at least $600,000 for 2005 if the pre tax operating earnings per share of eSpeed (in each case as customarily reported by eSpeed) for 2005 is at least 10%

higher than the pre tax operating earnings per share for 2004. Employee shall be entitled to a bonus of at least $600,000 for 2006 if the pre tax operating earnings per share of eSpeed (in each case as customarily reported by eSpeed) for 2006 is at least 10% higher than the pre tax operating earnings per share for 2005. Each such bonus is payable as soon as practicable following the end of the fiscal year in accordance with eSpeed's then current payroll practices, provided Employee has not given notice of resignation or been terminated for Cause (as defined herein) on or before such payment date, as the case may be.

(c)    Employee shall also receive on the Start Date, options to purchase 500,000 shares of Class A Common Stock of eSpeed in accordance with the terms of the eSpeed, Inc. 1999 Long Term Incentive Plan, at an exercise price per share equal to the closing price per share of Class A Common Stock on the Start Date, and the award agreement for such option shall be substantially in the form attached hereto as Exhibit A.

(d)    Employee shall be entitled each year to participate in such employee benefit plans and programs as eSpeed may from time to time offer to employees of eSpeed. Employee will also be entitled to a vacation or vacations in accordance with the policies of eSpeed for employees at his level as determined by the management of eSpeed from time to time. eSpeed shall not pay Employee any additional compensation for any vacation time not used by Employee, other than as required by law.

(e)    All compensation shall be subject to withholding and other applicable taxes. Employee further agrees (i) that any sums owed (or owing in the future) to eSpeed (or any Affiliate) by Employee may be deducted from Employee's paychecks (or any bonus checks) in amounts that are in accordance with applicable law and (ii) that any sums owed to American Express and Employee's American Express Corporate Charge Card that are 90 days past due for payment may be deducted by eSpeed from Employee's paycheck (or any bonus checks) in amounts that are in accordance with applicable law and make payments to American Express on Employee's behalf and (iii) that any sums owed to American Express and Employee's American Express Corporate Charge Card upon the termination of Employee's employment (for whatever reason) may be deducted by eSpeed from any outstanding paycheck in amounts that are in accordance with applicable law and make payments to American Express on Employee's behalf.

(f)    Employee agrees that any unauthorized or excess travel and entertainment expenses, as reasonably determined by eSpeed in accordance with its then current practices, may be offset against Employee's bonus payment or salary, at eSpeed's discretion.

(g)    All bonuses shall be earned and payable only if Employee is employed by eSpeed or an Affiliate at the time payment is made (except termination of Employee without Cause); provided, however, that bonus payments payable with respect to 2006, if any, shall be earned and payable if Employee is employed by eSpeed or an Affiliate on December 31, 2006. Employee agrees that any compensation paid to Employee subsequent to the termination of Employee's employment with eSpeed (except termination of Employee without Cause) shall only be paid upon execution by Employee of a general unconditional release in favor of eSpeed in a form satisfactory to eSpeed.

Section 4.    Termination.

(a)    During the Term of Employment, eSpeed may terminate this Agreement with Employee for Cause and notice of such termination shall be sent to Employee. For the purposes hereof, "Cause" means Employee's (i) nonperformance or breach by Employee of any of the provisions of Sections 5(a) and 5(c) of this Agreement (and with respect to any of the provisions of Sections 5(b) and 5(d) only nonperformance or breach by Employee which shall be material or not inadvertent), and with respect to provisions of this Agreement other than those contained in Section 5, material nonperformance or breach by Employee, (ii) conviction of a crime under U.S. Federal, state or local laws or any applicable foreign laws (including any pleas of nolo contendere), (iii) serious misconduct in connection with or affecting the business of eSpeed or any Affiliate, (iv) serious neglect or gross negligence in performing Employee's duties hereunder, (v) refusal to materially perform Employee's duties hereunder after delivery to Employee by eSpeed or an entity owned or controlled by eSpeed of written notice identifying the duties not being performed by Employee, which failure may include the loss for a period of thirty (30) days during any calendar year of any regulatory approvals or licenses necessary to perform Employee's duties, (vi) violation by Employee or Employee aiding and abetting any violation by another, of any law, order, rule or regulation pertaining to Employee, or eSpeed or its affiliates including, among others, the rules, regulations and by laws of the National Association of Securities Dealers and the New York Stock Exchange, (vii) illegal drug use by Employee, or (viii) serious misconduct in connection with a request for reimbursement of expenses not actually incurred by Employee and/or not in accordance with eSpeed's travel and entertainment policy, or assisting others in such efforts.

(b)    If during the Term of Employment, by reason of physical or mental disability, Employee is incapable of performing the essential functions of his position, with or without reasonable accommodation for a period of 60 out of 180 consecutive days, eSpeed at its option may thereafter terminate this Agreement with Employee and notice of such termination may be sent to Employee. Salary of Employee during any period of disability shall be in accordance with the then-current policy of eSpeed. If Employee shall die during the Term of Employment, the Term of Employment shall automatically terminate; in the event of such death, or if eSpeed terminates the Term of Employment pursuant to this Section, eSpeed shall pay to Employee or to Employee's legal representatives, or in accordance with a direction given by Employee to eSpeed in writing, Employee's compensation to the date on which such death or termination for disability occurs.

(c)    In the event eSpeed notifies Employee of eSpeed's election to terminate this Agreement with Employee, such termination shall become effective (i) if mailed, three (3) days after mailing of notice thereof to Employee or (ii) if delivered by hand, upon delivery.

(d)    In the event Employee is terminated for Cause or because of disability, he will resign from any officer and/or director positions he may hold.

Section 5.	Non-Competition; Non-Disclosure; Non-Solicitation; Non-Disparagement

(a)    During the Term of Employment, Employee shall not, alone or with others, directly or indirectly, participate, engage, render services to or become interested in (as owner, stockholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) any business activity that is in competition with, or otherwise related to or arises from, the then current or contemplated business of eSpeed or any Affiliate. Notwithstanding any other provisions herein, nothing in this Agreement shall prohibit Employee from acquiring or owning in accordance with eSpeed's policies and procedures regarding personal securities transactions, less than 1% of the outstanding securities of any class of any corporation that are listed on a national securities exchange or traded in the over-the-counter market.

(b)    Employee acknowledges that during the Term of Employment he will have access to and become acquainted with eSpeed's confidential records. Employee hereby covenants and agrees that during the Term of Employment and thereafter, Employee shall keep strictly confidential all information which Employee presently possesses or which Employee may obtain during the course of Employee's employment or any consulting arrangement with eSpeed with respect to its client information, trade secrets, copyrights, patents, trademarks, service marks, source code, business practices, finances, developments, affairs, records, data, formulae, documents, intangible rights, other intellectual property and other confidential information (collectively, "Confidential Information") of eSpeed or any Affiliate, or information about eSpeed or any Affiliate not generally known to the public and not disclose the same, directly or indirectly, to any other person, firm or corporation or utilize the same, except solely in the course of performing his duties on behalf of eSpeed and its Affiliates pursuant to this Agreement. All Confidential Information relating to the business of eSpeed and its Affiliates which Employee shall develop, conceive, produce, prepare, use, construct or observe during the Term of Employment shall be and remain the sole property of eSpeed or the relevant Affiliate. Employee further agrees that upon the termination of Employee's employment (irrespective of the time, manner or cause of termination), Employee will surrender and deliver to eSpeed all Confidential Information, including but not limited to work papers, memoranda, lists, books, records and data of every kind, as well as any copies thereof, relating to or in connection with eSpeed's and its

Affiliates' Confidential Information and business. It is understood that Employee may be required to disclose Confidential Information pursuant to subpoena, other court process, at the direction of governmental or self-regulatory agencies (including the National Association of Securities Dealers, Inc. or the Securities and Exchange Commission) or otherwise as required by law.

(c)    During the Term of Employment and for a period of three (3) years after the termination of his employment, for any reason whatsoever, Employee shall not, alone, or with others, directly or indirectly, solicit, hire or retain for Employee's benefit or the benefit of any person or organization other than eSpeed and its Affiliates, the employment or other services of any individual employed by eSpeed or any Affiliate or serving as a consultant or independent contractor at the time of such termination or within six months prior thereto.

(d)    Employee recognizes that he is being placed in a position of trust and confidence and as such will not during the Term of Employment or thereafter defame, disparage, libel or slander eSpeed or its Affiliates in any way, nor will eSpeed or its Affiliates defame, disparage (except for any statements made pursuant to law or regulation, including Regulation FD), libel or slander Employee, and Employee will not during the Term of Employment or thereafter contact, respond to any request from or in any way discuss, criticize, defame, disparage, libel or slander eSpeed or its Affiliates, employees, agent to the media (print, television, or otherwise, whether on or off the record). This provision will not prohibit Employee from making statements to the media if authorized by eSpeed and pursuant to eSpeed company policy. It is expected that Employee will, in the ordinary course of business, be expected to communicate with the media regarding eSpeed's business.

Section 6.    Other Employee Obligations.

(a)    In order to retain and enhance eSpeed's standing and integrity at the forefront of the business community, the business conduct of Employee must be totally professional and Employee must at all times observe appropriate standards of politeness and courtesy in Employee's behavior both with the public and with colleagues. Employee is required to well and faithfully serve eSpeed and to the best of Employee's ability use Employee's best endeavors at all times to promote the development of eSpeed's business and reputation.

(b)    Employee must maintain the highest standards of honesty and fair dealing in Employee's work for eSpeed and any Affiliate. Great importance is attached to the observance of eSpeed's policies and procedures as expressed in any personnel or compliance manual, all Federal and State laws and regulations (or if applicable, those of a foreign jurisdiction) and the rules of the National Association of Securities Dealers, Inc. or any other applicable self-regulatory organization. Material breach of any of these obligations may be regarded as misconduct and may result in summary dismissal for Cause.

(c)    If at any time during his employment with eSpeed Employee is, directly or indirectly, approached or solicited by a third party, with a view to or with the intention of taking up employment or entering into some other business relationship, whether directly or indirectly, with that of any other party which is involved in a business which is competitive with the current or then contemplated business of eSpeed or any Affiliate, as known to Employee, Employee shall disclose that fact immediately in writing to the CEO of eSpeed. Moreover, during the Term of Employment and any extensions of employment, Employee shall not, directly or indirectly, solicit, encourage the solicitation of, or discuss employment or entering into a business relationship, whether directly or indirectly with a party which is involved in a business which is competitive with the current or then contemplated business of eSpeed or any Affiliate, as known to Employee.

(d)    During the Term of Employment and any extensions thereof, Employee shall not, without the written consent of eSpeed, enter into an agreement, whether oral, written or otherwise, with any person, firm or corporation providing for Employee's future employment by such or any other person, firm or corporation.

Section 7.    Injunctive Relief

The parties acknowledge that in the event of a breach or a threatened breach by Employee of any of Employee's obligations under this Agreement, eSpeed and its Affiliates will not have an adequate remedy at law. Accordingly, and notwithstanding Section 8 hereof, in the event of any such breach or threatened breach by Employee, eSpeed and its Affiliates shall be entitled to specific performance of this Agreement or such equitable and injunctive relief, without proof of special damages or the posting of any bond or other security, as may be available to restrain Employee and any business, firm, partnership, individual, corporation or entity participating in such breach or threatened breach from the violation of the provisions hereof. eSpeed and its Affiliates will be entitled to seek such relief, without the posting of any bond or other security, in court pursuant to Section 7502(c) of the New York Civil Practice Law and Rules, or any successor provision thereto. Nothing herein shall be construed as prohibiting eSpeed or any Affiliate from pursuing any other remedies available at law or in equity for such breach or threatened breach in any dispute submitted to arbitration under Section 8 hereof.

Section 8.    Arbitration.

Subject to the provisions of Section 7, any disputes, differences or controversies arising under this Agreement shall be settled and finally determined by arbitration before a panel of three arbitrators in New York, New York, according to the rules of the National Association of Securities Dealers, Inc. (or the American Arbitration Association or any other alternative dispute resolution organization) now in force and hereafter adopted and the laws of the state of New York then in effect. The arbitrators shall make their award in accordance with and based upon all provisions of this Agreement and judgment upon any award rendered by the arbitrators shall be entered in any court having jurisdiction thereof. However, it is understood and agreed that the arbitrators are not authorized or entitled to include as part of any award rendered by them, special, exemplary or punitive damages or amounts in the nature of special, exemplary or punitive damages regardless of the nature or form of the claim or grievance that has been submitted to arbitration.

It is expressly agreed that arbitration as provided herein shall be the exclusive means for determination of all matters arising in connection with this Agreement and neither party hereto shall institute any action or proceeding in any court of law or equity other than: (a) to request enforcement of the arbitrators award hereunder; or (b) by eSpeed to bring an action or proceeding seeking injunctive relief from a court of competent jurisdiction as set forth in paragraph 7. The foregoing sentence shall be a bona fide defense to any action or proceeding instituted contrary to this Agreement.

Section 9.	Entire Agreement; Enforceability; Partial Invalidity, Attorneys' Fees.

This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and no modification or waiver of any provision hereof will be binding upon any party unless in writing and signed by the parties hereto.

The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted. In the event that a court of competent jurisdiction shall determine that any covenant set forth in this Agreement is impermissibly broad in scope, duration or geographical area, or is in the nature of a penalty, then the parties intend that such court should limit the scope, duration or geographical area of such covenant to the extent, and only to the extent, necessary to render such covenant reasonable and enforceable, and enforce the covenant as so limited.

The parties agree that if Employee brings an action, claim or proceeding against eSpeed, any Affiliate, or any partner, stockholder, officer, director or employee of any of them, that relates to or implicates this Agreement, whether as to its breach, validity, efficacy or otherwise, the non-prevailing party shall pay the reasonable attorney's fees of the prevailing party.

Section 10.    Miscellaneous.

This Agreement:

(a)    shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs, executors and administrators. No waiver or modification shall be deemed to be a subsequent waiver or modification of the same or any other term, covenant or condition in this Agreement;

(b)    may not be assigned, in whole or in part, by either party hereto without the prior written consent of the other party (any purported assignment hereof in violation of this provision being null and void); however, it may be assigned without recourse, in whole or in part by eSpeed to any Affiliate or to any successor in interest of eSpeed or any Affiliate by merger, consolidation, reorganization or otherwise, and may be executed in various counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof. Employee hereby waives personal service of process, and irrevocably submits to service of process by mail; and

(c)    shall be effective only when executed both by eSpeed and Employee and upon such shall be binding and enforceable; the Agreement in unsigned form does not become an offer of any kind and does not become capable of acceptance until executed by Employee, and at such time, the Agreement is capable of acceptance by signature by an official at eSpeed; and

(d)    may be executed in one or more counterparts, all of which together shall constitute but one Agreement.

Section 11.    Notices.

All notices pursuant to this Agreement shall be in writing, shall either be delivered by hand or mailed by certified or registered mail, return receipt requested, postage prepaid to the address set forth above or to such other address as may be designated for such purpose in written notice and shall be effective upon receipt when delivered by hand or on the third business day after the day on which mailed. Any notice to eSpeed hereunder will similarly be sent to:

Stephen Merkel, Esq.
Executive Vice President and
General Counsel
ESpeed, Inc.
135 East 57th Street
New York, New York 10022
(212) 829-4829

Section 12.    No Conflicts.

Employee represents and warrants that Employee is not in default under, or in breach of, any agreement requiring Employee to preserve the confidentiality of any information, client lists, trade secrets or other confidential information or agreements not to compete or interfere with any prior employer including, but not limited to, any employment agreement; and neither the execution and delivery of this agreement nor the performance by Employee of Employee's obligations hereunder will conflict with, result in a breach of, or constitute a default under, any confidentiality or non-competition agreement or any employment agreement to which Employee is a party or to which Employee may be subject.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WITNESS

Name:

WITNESS

Name:

eSPEED, INC.

By:   /s/ Howard W. Lutnick

Name: Howard W. Lutnick
Title: Chairman, CEO

By:   /s/   Kevin Foley

Kevin Foley